Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the incorporation by reference in the Amendment No. 1 to the Form F-1 Registration Statement of Mainz Biomed N.V. (the “Company”) (File No. 333-282993)our report dated April 8, 2024 relating to our audit of the consolidated statements of financial position as of December 31, 2023 and 2022 and consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the three years in the period ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

December 9, 2024